Exhibit 10.4

REVOLVING CREDIT NOTE

$45,000,000.00	March 8 , 2013
Plymouth Meeting, Pennsylvania

FOR VALUE RECEIVED, AmerisourceBergen Corporation, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of Citizens Bank of Pennsylvania (the “Bank”), the principal sum of Forty-Five Million and 00/100 Dollars ($45,000,000.00) or such lesser amount as may be advanced to or for the benefit of the Borrower, pursuant to the terms hereof (“Note”), together with interest thereon at the rate specified herein, as follows:

(1)                                 Revolving Credit Loan Facility.

(a)                                 Revolving Credit Loans. Subject to the terms and conditions and relying upon the representations and warranties set forth in this Note, the Bank may, in its sole and absolute discretion, make loans to the Borrower (a “Revolving Credit Loan” or the “Revolving Credit Loans”), at any time or from time to time on or after the Closing Date (as hereinafter defined) through and including the Business Day (as hereinafter defined) immediately preceding the date upon which the aggregate principal balance of the Revolving Credit Loans becomes due and payable, in a principal amount not to exceed Forty-Five Million and 00/100 Dollars ($45,000,000.00) (the “Revolving Credit Facility Amount”).  Within the limits of time and amount set forth in this Note, and subject to the further provisions of this Note including, without limitation, the Bank’s right to demand repayment of the Revolving Credit Loans upon the occurrence of an Event of Default (as hereinafter defined), the Borrower may borrow, repay and reborrow under this Section 1.

(b)                                 Making of Revolving Credit Loans. Subject to the terms and conditions set forth in this Note, and provided that the Borrower has satisfied all applicable conditions specified herein, the Bank may, in its sole and absolute discretion, make Revolving Credit Loans to the Borrower on such Business Day and in such amount as the Borrower shall request in writing which shall be received by the Bank no later than 11:00 a.m. (Pittsburgh, Pennsylvania time) on the Business Day of requested disbursement (which notice shall be irrevocable and binding on the Borrower), which proceeds shall be available to the Borrower at the Bank’s Office (as hereinafter defined) in immediately available funds not later than 2:00 p.m. (Plymouth Meeting, Pennsylvania time) on the date of requested disbursement.

(c)                                  Maximum Principal Balance of Revolving Credit Loans.  The aggregate principal amount of all Revolving Credit Loans outstanding shall not exceed the Revolving Credit Facility Amount at any time.  The Borrower agrees that if at any time the aggregate principal amount of all Revolving Credit Loans outstanding exceeds the Revolving Credit Facility Amount (the “Excess Amount”), the Borrower shall promptly pay to the Bank such Excess Amount.

(2)                                 Interest.

(a)                                 Interest Rate.  Subject to the terms and conditions of this Note, the aggregate outstanding principal balance of all Revolving Credit Loans shall bear interest for each day at a rate per annum equal to the As Offered Rate (as hereinafter defined).

(b)                                 Interest after Maturity or Default; Interest Laws.  Upon the occurrence of and during the continuance of an Event of Default, the unpaid principal amount of the Revolving Credit Loans or any portion thereof, accrued interest thereon, any fees or any other sums payable hereunder shall thereafter until paid in full bear interest at a rate per annum equal to the interest rate applicable to such unpaid Revolving Credit Loans plus two percent (2.00%).  Notwithstanding any provisions to the contrary contained in this Note, the Borrower shall not be required to pay, and the Bank shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable Law (as hereinafter defined).

(c)                                  Calculation of Interest and Fees.  Interest on the Revolving Credit Loans, unpaid fees and other sums payable hereunder shall be computed on the basis of a year of three hundred sixty (360) days and paid for the actual number of days elapsed.

(3)                                 Description of Payments.

(a)                                 Scheduled Payments.  Subject to the terms and conditions of this Note, the Borrower shall make payments of the entire unpaid principal balance of each Revolving Credit Loan together with all accrued interest thereon on the Repayment Date (as hereinafter defined) with respect to such Revolving Credit Loan.  If not sooner paid, after maturity of any part of the Revolving Credit Loans (whether on demand, by acceleration or otherwise), the entire outstanding principal balance of such Revolving Credit Loans, together with all accrued interest thereon, and all costs and fees incurred by the Bank pursuant thereto, shall be immediately due and payable, without notice, presentment or demand of any kind.

(b)                                 Payments.  All payments to be made with respect to principal, interest, fees or other amounts due from the Borrower under this Note are payable at 12:00 noon (Pittsburgh, Pennsylvania time), on the day when due, without presentment, protest or further notice or demand of any kind, all of which are hereby expressly waived, and an action for the payments will accrue immediately.  All such payments must be made to the Bank at its Office in U.S. Dollars and in funds immediately available at such Office, without setoff, counterclaim or other deduction of any nature.  All such payments shall be applied at the option of the Bank to accrued and unpaid interest, outstanding principal and other sums due under this Note in such order as the Bank, in its sole discretion, shall elect.  All such payments shall be made absolutely net of, without deduction or offset, and altogether free and clear of any and all present and future taxes, levies, deductions, charges, and withholdings and all liabilities with respect thereto, excluding income and franchise taxes imposed on the Bank under the Laws of the United States or any state or political subdivision thereof.  If the Borrower is compelled by Law to deduct any such taxes or levies (other than such excluded taxes) or to make any such other deductions, charges, or withholdings (collectively, the “Required Deductions”), the Borrower will pay to the Bank an additional amount equal to the sum of (i) the aggregate amount of all Required

Deductions and (ii) the aggregate amount of United States, federal or state income taxes required to be paid by the Bank in respect of the Required Deductions.

(c)                                  Optional Prepayments.  The Borrower shall have the right to prepay the Revolving Credit Loans, in whole or in part, on any date during the term of this Note; provided, however, the Borrower shall pay to the Bank all interest accrued on the outstanding principal balance of such Revolving Credit Loans to the date of such prepayment and all other fees, costs and charges required to be paid by the Borrower to and for the benefit of the Bank, including, but not limited to, costs relating to the breaking of any funding arrangements with respect to the redeployment of funds (excluding any margin).

(d)                                 Loan Account. The Bank shall open and maintain on its books and records, including computer records, in accordance with its customary procedures, a loan account (the “Loan Account”) in the name of the Borrower in which shall be recorded the date and amount of each Revolving Credit Loan made by the Bank and the date and amount of each payment and prepayment in respect thereof.  The Bank shall record in the Loan Account the principal amount of the Revolving Credit Loans owing to the Bank from time to time.  Except in the case of manifest error in computation, the Loan Account will be conclusive and binding on the Borrower as to the accuracy of the information contained therein.  Failure by the Bank to make any such notation or record shall not affect the obligations of the Borrower to the Bank with respect to the Revolving Credit Loans.

(e)                                  Requirements of Law.  In the event that any Law or the interpretation or application thereof by any Official Body (as hereinafter defined) or the compliance with any guideline or request of any central bank or other Official Body (whether or not having the force of Law):

(i)                                     subjects the Bank to any tax with respect to any amounts payable under this Note by the Borrower or otherwise with respect to the transactions contemplated under this Note (except for taxes on the overall net income of the Bank imposed by the United States of America or any political subdivision thereof), or

(ii)                                  imposes, modifies or deems applicable any deposit insurance, reserve, special deposit, capital maintenance or similar requirement against assets held by, or deposits in or for the account of, or loans or advances or commitment to make loans or advances by the Bank, or

(iii)                               imposes upon the Bank any other condition with respect to any Revolving Credit Loan made under this Note,

and the result of any of the foregoing is to increase the costs of the Bank or to reduce any amount receivable by the Bank with respect to any Revolving Credit Loan under this Note, the Bank shall so notify the Borrower in writing.  The Borrower agrees to pay the Bank the amount of such increase in cost or reduction in amount receivable in a timely manner after presentation by the Bank of a statement concerning such increase in cost or reduction in amount receivable.  Such statement shall set forth a brief explanation of the amount and the Bank’s calculation of the amount (in determining such amount, the Bank may use any reasonable averaging and attribution methods), which statement shall be conclusively deemed correct absent manifest error.  If the amount set forth in such statement is not paid within fifteen (15) days after such presentation of such statement, interest will be payable on the unpaid amount at the rate set forth in Section 2(b) hereof from the due date until paid (before and after judgment).

(4)                                 Representations, Warranties and Covenants.  The Borrower hereby represents, warrants and covenants to the Bank that:

(a)                                 Organization and Qualification. The Borrower is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of its property or the nature of its activities or both makes such qualification or licensing necessary except to the extent that the failure to be so qualified or licensed could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as hereinafter defined).

(b)                                 Authority.  The Borrower has all requisite power and authority to execute, deliver and perform its obligations under this Note, to make the borrowing provided for herein, and all such action has been duly and validly authorized by all necessary corporate proceedings on its part.

(c)                                  Execution and Binding Effect.  This Note has been duly authorized by all appropriate corporate action of the Borrower, has been duly and validly executed and delivered by the Borrower, and such document constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(d)                                 Authorizations and Filings.  No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Official Body is or will be necessary or advisable in connection with the execution and delivery of this Note, the consummation of the transactions contemplated herein, or the performance of or compliance, by the Borrower with the terms and conditions herein.

(e)                                  Absence of Conflicts.  Neither the execution and delivery of this Note, the consummation of the transaction herein contemplated nor performance of or compliance with the terms and conditions hereof will (a) violate any Law, (b) conflict with or result in a breach of or a default under the articles of incorporation or the by-laws of the Borrower, (c) conflict with or result in a breach of or default under any agreement or instrument to which the Borrower is a party or by which the Borrower or any of its properties (now owned or acquired in the future) may be subject or bound, or (d) result in the creation or imposition of any Lien (as hereinafter defined) upon any property (owned or leased) of the Borrower.

(f)                                   Financial Statements.  The Borrower shall furnish to the Bank:

(i)                                     as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries (as hereinafter defined) as of the end of such fiscal year and the related audited consolidated statements of income and of cash flows and changes in stockholders’ equity of the Borrower and its consolidated Subsidiaries for such fiscal year, from the Borrower’s independent certified public accountants; and

(ii)                                  as soon as available, but in any event not later than forty-five (45) days after the end of the first three (3) quarterly periods of each fiscal year of the Borrower the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting firth in each case in comparative form the figures for the previous year, certified by the chief financial officer, treasurer or controller of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).  In lieu of furnishing the Bank the items referred to in clauses (i) and/or (ii) above, items required to be delivered pursuant to clauses (i) and/or (ii) above shall be deemed to have been delivered on the date on which the Borrower posts such information on Borrower’s website on the Internet at http://www.amerisourcebergen.com or Borrower’s appropriate designated website at http://www.sec.gov or http://intralinks.com.

(g)                                  Notice of Default.  Promptly upon becoming aware of any Event of Default or Potential Default (as hereinafter defined), the Borrower shall give the Bank notice thereof, together with a written statement signed by the Borrower setting forth the details thereof and any action taken or contemplated to be taken by the Borrower with respect thereto.

(h)                                 [Reserved].

(5)                                 Documents and Conditions.  The Borrower shall deliver to the Bank such documents and satisfy such conditions as may be required to be delivered or satisfied by the terms of this Note or the Closing Checklist attached hereto and made a part hereof as Exhibit A.

(6)                                 Events of Default.  The following events shall be deemed to be Events of Default hereunder and under all other documents executed in connection herewith, and in the event that:

(a)                                 the Borrower fails to pay principal or interest on the Revolving Credit Loans when due in accordance with the terms hereof;

(b)                                 the Borrower fails to pay any fee, any amount payable to or on behalf of the Bank pursuant to this Note or any other amount due hereunder within five (5) Business Days of the date when due; or

(c)                                  any representation or warranty made by the Borrower under this Note or any statement made by the Borrower in any financial statement, certificate, report, exhibit or document furnished by the Borrower to the Bank pursuant to this Note shall prove to have been false or misleading in any material respect as of the time when made; or

(d)                                 the Borrower shall default in the performance or observance of any covenant, agreement or duty under this Note and such default shall continue for a period of thirty (30) days; or

(e)                                  a default shall occur under that certain Credit Agreement, dated as of March 18, 2011, as amended and restated as of October 28, 2011, and as further amended and restated as of November 20, 2012, by and among AmerisourceBergen Corporation, the Borrowing Subsidiaries party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the other Lenders party thereto; or

(f)                                   A proceeding shall have been instituted in respect of the Borrower:

(i)                                     seeking to have an order for relief entered in respect of the Borrower or seeking a declaration or entailing a finding that the Borrower is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to the Borrower, its assets or its debts under any Law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar Law now or hereafter in effect which shall not have been dismissed or stayed within sixty (60) days after such proceedings were instituted; or

(ii)                                  seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator or other similar official for the Borrower, or for all or any substantial part of its properties which shall not have been dismissed or stayed within sixty (60) days after such proceedings were instituted; or

(g)                                  the Borrower shall become insolvent, shall become generally unable to pay its debts as they become due, shall voluntarily suspend transaction of its businesses, shall make a general assignment for the benefit of creditors, shall institute a proceeding described in Section 6(f)(i) of this Note or shall consent to any such order for relief, declaration, finding or relief described therein, shall institute a proceeding described in Section 6(f)(i) of this Note, shall institute a proceeding described in Section 6(f)(ii) of this Note or shall consent to any such appointment or to the taking of possession by any such official of all or any substantial part of its property whether or not any proceeding is instituted, shall dissolve, wind-up or liquidate itself or any substantial part of its properties, or shall take any action in furtherance of any of the foregoing.

If an Event of Default specified in subsections (b) through (e) of Section 6 of this Note occurs, the Bank may demand the unpaid principal amount of this Note, interest accrued on the unpaid principal amount and all other amounts owing by the Borrower under this Note to be immediately due and payable without presentment, further demand, protest or further notice of any kind, all of which are expressly waived, and an action for any amounts due shall accrue immediately.

If an Event of Default specified in subsections (a), (f) or (g) of Section 6 of this Note occurs and continues or exists, the unpaid principal amount of this Note, interest accrued on the unpaid principal amount of this Note and all other amounts owing by the Borrower under this Note shall automatically become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived, and an action for any amounts due shall accrue immediately.

(7)                                 [Reserved].

(8)                                 Remedies Cumulative.  The rights and remedies of the Bank as provided herein, or in any other agreement securing repayment of, or relating to, any portion of the indebtedness of the Borrower hereunder, or otherwise provided by Law, shall be cumulative and may be pursued singly, concurrently, or successively in the Bank’s sole discretion, and may be exercised as often as necessary; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release of the same.

(9)                                 Definitions.  As used herein:

(a)                                 “As Offered Rate” shall mean the interest rate per annum offered by the Bank to the Borrower in the Bank’s sole discretion.

(b)                                 “Bank” shall mean Citizens Bank of Pennsylvania, with an office at 3025 Chemical Road, Suite 300, Plymouth Meeting, Pennsylvania 19462.

(c)                                  “Borrower” shall mean AmerisourceBergen Corporation, a Delaware corporation.

(d)                                 “Business Day” shall mean any day of the year (other than a Saturday, Sunday or legal holiday) on which the Bank’s Office is open to the public for carrying on substantially all of its banking functions.

(e)                                  “Closing Date” shall mean March 8, 2013

(f)                                   “Event of Default” shall mean any of the Events of Default described in Section 6 hereof.

(g)                                  “Excess Amount” shall mean that as set forth in Section 1(c) hereof.

(h)                                 “GAAP” shall mean generally accepted accounting principles (as such principles may change from time to time), which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a consistent basis.

(i)                                     “Indemnified Liabilities” shall mean that as set forth in Section 12 hereof.

(j)                                    “Indemnitees” shall mean that as set forth in Section 12 hereof.

(k)                                 “Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

(l)                                     “Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement, or lease intended as, or having the effect of, security.

(m)                             “Loan Account” shall mean as set forth in Section 3(c) hereof.

(n)                                 “Material Adverse Effect” shall mean a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole; (b) the ability of the Borrower to perform any of its payment or other obligations under this Note; or (c) the legality, validity or enforceability of the obligations of the Borrower under this Note.

(o)                                 “Note” shall mean this Revolving Credit Note, together will all extensions, renewals, refinancing or refundings in whole or in part, as amended, modified or supplemented from time to time.

(p)                                 “Office,” when used in connection with the Bank, shall mean its designated office located at 3025 Chemical Road Suite 300, Plymouth Meeting Pennsylvania 19462, or such other office or offices as Bank may designate from time to time.

(q)                                 “Official Body” shall mean any government or political subdivision or any agency, authority, bureau, central bank, board, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

(r)                                    “Person” shall mean an individual, corporation, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

(s)                                   “Potential Default” shall mean any event or condition which with notice or passage of time or any combination of the foregoing would constitute an Event of Default.

(t)                                    “Repayment Date” shall mean, with respect to each Revolving Credit Loan, the date upon which the Borrower is required to pay the entire unpaid principal balance of such Revolving Credit Loan together with all accrued interest thereon, which date shall be determined by the Bank and the Borrower on the date upon which each such Revolving Credit Loan is made; provided, however, that such Repayment Date shall not be later than thirty (30) days after the date on which such Revolving Credit Loan was made; provided, further, that if the Bank and the Borrower do not specify a date for a Revolving Credit Loan, the Repayment Date for such Revolving Credit Loan shall be deemed to be thirty (30) days after the date on which such Revolving Credit Loan was made.

(u)                                 “Required Deductions” shall mean as set forth in Section 3(b) hereof.

(v)                                 “Revolving Credit Loan” or “Revolving Credit Loans” shall mean as set forth in Section 1(a) hereof.

(w)                               “Revolving Credit Facility Amount” shall mean as set forth in Section 1(a) hereof.

(x)                                 “Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned  or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

(10)                          Construction.  Unless the context of this Note otherwise clearly requires, references to the plural include the singular, the singular the plural, the part the whole and “or” has the inclusive meaning represented by the phrase “and/or”.  References in this Note to “judgments” of the Bank include good faith estimates by the Bank (in the case of quantitative judgments) and good faith beliefs by the Bank (in the case of qualitative judgments).  The definition of any document or instrument includes all schedules, attachments, and exhibits thereto and all renewals, extensions, supplements, restatements and amendments thereof.  “Hereunder”, “herein”, “hereto”, “hereof”, “this Note” and words of similar import refer to this entire document; “including” is used by way of illustration and not by way of limitation, unless the context clearly indicates to the contrary; and any action required to be taken by the Borrower is to be taken promptly, unless the context clearly indicates to the contrary.

(11)                          Duration; Survival.  All representations and warranties of the Borrower contained in this Note shall survive the making of and will not be waived by the execution and delivery of this Note, by any investigation by the Bank, or the making of the Revolving Credit Loans.  Notwithstanding termination of this Note or an Event of Default, all covenants and agreements of the Borrower will continue in full force and effect from and after the date of this Note until payment in full of this Note, interest thereon, and all fees and other obligations of the Borrower under this Note.  Without limitation, it is understood that all obligations of the Borrower to make payments to or indemnify the Bank will survive the payment in full of the Note and of all other obligations of the Borrower under this Note.

(12)                          Indemnity.  In addition to the payment of expenses pursuant to Section 15 hereof, whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to indemnify, pay and hold the Bank and the officers, directors, employees, agents, consultants, auditors, affiliates and attorneys of the Bank (collectively called the “Indemnitees”), harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgment, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that is imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Note, the consummation of the transactions contemplated by this Note, the statements contained in the commitment letters, if any, delivered by the Bank, the use or intended use of the proceeds of any of the Revolving Credit Loans or the exercise of any right or remedy hereunder or under the Note any error, failure or delay in the performance of any of the Bank’s obligations under this

Note caused by natural disaster, fire, war, strike, civil unrest, error in inoperability of communication equipment or lines or any other circumstances beyond the control of the Bank or actions taken by the Bank which were reasonably believed by the Bank to be taken pursuant to this Note including, but not limited to, actions taken by the Bank to amend or cancel any funds transfer instructions or any decision by the Bank to effect or not to effect the transfer as provided in this Note, or any other such action taken by the Bank in good faith pursuant to its responsibilities under this Note (the “Indemnified Liabilities”); provided, however, that the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the negligence or willful misconduct of that or another Indemnitee as finally determined by a court of competent jurisdiction.

(13)                          Limitation of Liability.  To the fullest extent permitted by Law, no claim may be made by the Borrower against the Bank or any affiliate, director, officer, employee, attorney or agent of the Bank for any special, incidental, consequential or punitive damages in respect of any claim arising from or relating to this Note, or any statement, course of conduct, act, omission or event occurring in connection herewith (whether for breach of contract, tort or any other theory of liability).  The Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether such claim presently exists or arises hereafter and whether or not such claim is known or is suspected to exist in its favor.  This Section 13 shall not limit any rights of the Borrower arising solely out of gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

(14)                          WAIVER OF TRIAL BY JURY.  THE BORROWER AND THE BANK HEREBY EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVE ALL BENEFIT AND ADVANTAGE OF ANY SUCH RIGHT TO A TRIAL BY JURY, AND NEITHER WILL AT ANY TIME INSIST UPON, OR PLEAD OR IN ANY MANNER WHATSOEVER CLAIM OR TAKE THE BENEFIT OR ADVANTAGE OF A TRIAL BY JURY IN ANY ACTION ARISING IN CONNECTION WITH THIS NOTE.

INITIALS:

/s/ J Q
Borrower

/s/ D S
Bank

(15)                          Miscellaneous.  This Note evidences the Revolving Credit Loans and all other amounts payable by the Borrower hereunder.

The Borrower hereby expressly waives presentment, demand (except as otherwise set forth herein), notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and an action for amounts due hereunder or thereunder shall immediately accrue.

No course of dealing and no delay or failure of Bank in exercising any right, power or privilege under this Note or any other document or instrument pursuant to or in connection herewith shall effect any other or further exercise thereof or exercise of any other right, power or privilege except as and to the extent that the assertion of any such right, power or privilege shall be barred by an applicable statute of limitations; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege.

The unpaid principal amount of this Note, the date and amount of each Revolving Credit Loan, the unpaid interest accrued hereon, the interest rate applicable to such unpaid principal amount, the date and amount of each payment made hereunder and the duration of such applicability shall at all times be ascertained from the books and records of the Bank, which shall be conclusive absent manifest error.

All notices, requests, demands, directions and other communications under the provisions hereof shall be in writing (including telexed communication) and, unless otherwise expressly permitted hereunder, shall be sent certified mail, return receipt requested to:

Bank:	Citizens Bank of Pennsylvania
3025 Chemical Road, Suite 300
Plymouth Meeting, Pennsylvania 19462
Attention: Devon Starks

And copy to:	Thorp Reed & Armstrong, LLP
One Oxford Centre
301 Grant Street
Pittsburgh, Pennsylvania 15219
Attention: D. Craig Russell, III, Esquire

The Borrower hereby agrees to pay, promptly after demand by the Bank, all amounts incurred by the Bank in connection with any action or proceeding taken or commenced by the Bank to enforce or collect this Note, including reasonable attorneys’ fees, attorneys’ costs and all costs of legal proceedings.

This Note may not be amended, modified or supplemented orally.

If any term or provision of this Note, or the application thereof to any Person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Note, or the application of such term or provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Note shall be valid and enforceable to the fullest extent permitted by law.

This Note will be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the substantive Laws, and not the Laws of conflicts, of said Commonwealth.  The Borrower consents to the exclusive jurisdiction and venue of the federal and state courts located in Allegheny County, Pennsylvania, in any action on, relating to or mentioning this Notes.

This obligation shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the Bank and its successors and assigns.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Note on the day and year first above written.

ATTEST:		AmerisourceBergen Corporation

By:	/s/ Kathy H. Gaddes	By:	/s/ J. F. Quinn
Name: Kathy H. Gaddes			J. F. Quinn
Title: Vice President, Group General Counsel and Secretary			Vice President & Corporate Treasurer

Exhibit A

Closing Checklist

This closing checklist contains the documents to be delivered in connection with a Forty-Five Million and 00/100 Dollar ($45,000,000.00) credit facility provided to AmerisourceBergen Corporation, a Delaware corporation (the “Borrower”), by Citizens Bank of Pennsylvania (the “Bank”) (the “Credit Facility”).

No.	LOAN DOCUMENT	Responsible Party	Status

1.	Revolving Credit Note, made by the Borrower to the Bank, in the original principal amount not to exceed Forty Million and 00/100 Dollars ($45,000,000.00) (the “Note”).	Bank	/s/ D S

ORGANIZATIONAL DOCUMENTS

2.

Certificate of Secretary of the Borrower certifying as to (i) no amendment to its articles of incorporation, (ii) no amendment to its bylaws, (iii) resolutions of its board of directors authorizing the Credit Facility, and (iv) incumbency.

		Borrower	/s/ D S